UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number  001-16855
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                            SCOTTISH RE GROUP LIMITED
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             (Exact name of registrant as specified in its charter)

                            Crown House, Second Floor
                               4 Par-la-Ville Road
                             Hamilton HM 08 Bermuda
                                  441-295-4451
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Ordinary Shares, par value $0.01 per share; Non-Cumulative
              Perpetual Preferred Shares, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                 Not applicable
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  |_|                Rule 12h-3(b)(1)(i)  |_|
Rule 12g-4(a)(1)(ii) |_|                Rule 12h-3(b)(1)(ii) |_|
Rule 12g-4(a)(2)(i)  |_|                Rule 12h-3(b)(2)(i)  |_|
Rule l2g-4(a)(2)(ii) |_|                Rule 12h-3(b)(2)(ii) |_|
                                        Rule l5d-6           |X|

         Approximate number of holders of record as of the certification or notice date: 185 - Ordinary Shares, 66 - Perpetual Preferred Shares
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     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
Scottish Re Group Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date:  May 13, 2008                     By: /s/ George R. Zippel
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                                            George R. Zippel
                                            President & Chief Executive Officer